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                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

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                                                   JURISDICTION OF
SUBSIDIARIES OF THE REGISTRANT                     INCORPORATION

UniComp U.K. Holdings, Limited                     United Kingdom

ICS Computing Group Limited                        United Kingdom

CI Computer Software Limited                       United Kingdom

Unibol Limited                                     United Kingdom

Computer Maintenance Ireland Limited               United Kingdom

ICS Computing Limited                              United Kingdom

CEM Computers Limited                              United Kingdom

UniComp IOM Limited                                Isle of Man

Smoky Mountain Technologies, Inc.                  North Carolina

Arccom Management Systems, Inc.                    Georgia
  (d/b/a Unibol,Inc.)

UniComp Systems, Inc.                              Texas
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